Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Richmond Mutual Bancorporation, Inc.’s (the “Company”) Registration Statement on Form S-8 (No. 333-248862) of our report dated September 15, 2025, with respect to the consolidated financial statements of The Farmers Bancorp, included in the Company’s Registration Statement on Form S-4 (No. 333-294527).

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
August 12, 2026